Exhibit 99.1

Mesa Labs Reports First Quarter Sales and Earnings and Declares Quarterly Dividend

          LAKEWOOD, Colo., Aug. 9 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported sales and earnings for the fiscal first quarter ended June 30, 2005.

          For the first quarter of fiscal 2006, net sales decreased four percent to $2,440,000 from $2,539,000 in the same quarter last year.  Net income for the quarter decreased 14 percent to $540,000 or $.17 per diluted share compared to $625,000 or $.20 per diluted share one year ago.

          The Company experienced a sales decrease of four percent during the first quarter of the new fiscal year.  Medical products increased three percent, while the remainder of the company’s product lines decreased by 10 percent. Although shipments were down slightly during the quarter, order volume has shown increasing strength on a month to month basis through the first four months of the fiscal year.

          During the first quarter of fiscal 2006 the company began the process of converting the domestic distribution of its Datatrace products from independent manufacturer’s representatives to our own direct sales force. This change is expected to give us increased sales effort and better control of the selling effort.  To execute this strategy, two new direct sales representatives were added to the staff and a sales management position was converted to a field sales representative position.  These new hires, along with initial training, were completed during June.  For this reason, sales and marketing costs for the first quarter of fiscal 2006 increased significantly. As the year progresses, we expect to see a decrease in outside commissions which will partially off-set the compensation and travel costs of our new sales personnel.  We would also expect to benefit from higher sales later in the year due to the increased sales effort provided by our new sales staff.

          During the first quarter of the fiscal year, the Company repurchased 6,373 shares of our common stock under a previously announced buyback plan, and the Company’s cash position increased by $691,000 to $7,573,000.

          In other news, Mesa Laboratories, Inc. today announced that its Board of Directors has declared a regular quarterly cash dividend of six cents per share of common stock, payable on September 15, 2005 to shareholders of record at the close of business on September 1, 2005.

          Mesa Laboratories develops, acquires, manufactures and markets electronic instruments for industrial, pharmaceutical and medical applications.

          This news release contains forward-looking statements which involve risks and uncertainties.  The Company’s actual results could differ materially from those in any such forward-looking statements.  Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company’s Annual Report on Form-10KSB for the year ended March 31, 2005 as filed with the Securities and Exchange Commission, and from time to time in the Company’s other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)

	Quarter Ended June 30

	2005	2004

Net Sales	$2,440,000	$2,539,000
Cost of Goods	902,000	936,000
Gross Profit	1,538,000	1,603,000
Operating Expense	749,000	657,000
Operating Income	789,000	946,000
Other (Income) & Expense	(39,000)	(15,000)
Earnings Before Taxes	828,000	961,000
Income Taxes	288,000	336,000
Net Income	$540,000	$625,000
Earnings Per Share (Basic)	$.18	$.20
Earnings Per Share (Diluted)	$.17	$.20
Average Shares (Basic)	3,038,000	3,071,000
Average Shares (Diluted)	3,131,000	3,171,000

BALANCE SHEETS (Unaudited)

	June 30 2005	March 31 2005

Cash and Short-term Investments	$7,573,000	$6,882,000
Other Current Assets	3,775,000	4,241,000
Total Current Assets	11,348,000	11,123,000
Property and Equipment	1,279,000	1,265,000
Other Assets	4,208,000	4,208,000
Total Assets	$16,835,000	$16,596,000
Liabilities	$1,176,000	$1,217,000
Stockholders’ Equity	15,659,000	15,379,000
Total Liabilities and Equity	$16,835,000	$16,596,000

SOURCE  Mesa Laboratories, Inc.
          -0-                                                  08/09/2005
          /CONTACT:  Luke R. Schmieder, President-CEO, or Steven W. Peterson, VP Finance-CFO, both of Mesa Laboratories, Inc., +1-303-987-8000/